Exhibit 99.2

93 West Main Street, Clinton, CT 06413	NEWS

Connecticut Water completes acquisition of

Birmingham Utilities’ Eastern Division

Expected to generate $1.5 Million in Annual Revenues

Clinton, Connecticut, January 16, 2008 – Connecticut Water Service, Inc. (NASDAQ GS: CTWS, the “Company”) announced that its public water utility subsidiary, The Connecticut Water Company, has completed the acquisition of the Eastern Division of Birmingham Utilities, Inc. (Birmingham), that was previously announced last June and approved by the Connecticut Department of Utility Control in November 2007. Connecticut Water is acquiring 2,200 customers serving a population of about 7,500 in 15 Eastern Connecticut towns in an area where the Company already has water system operations. Connecticut Water paid $3.5 million for Birmingham’s Eastern Division and is forecasting approximately $1.5 million in annual revenues from the additional customer base resulting from the acquisition of the Eastern Division.

New England Water Utility Service, Inc. (NEWUS), the services and rentals subsidiary of the Company, acquired the H2O Services, Inc., an affiliate of Birmingham. H2O Services has about 50 contracts for water system operation and maintenance in Eastern Connecticut and these water system contracts will complement the service offerings of NEWUS.

“Our employees began working with Birmingham’s Eastern Division employees, customers and town leaders six months ago to ensure they are part of Connecticut Water from day one,” said Eric W. Thornburg, Connecticut Water’s President and CEO. “We will continue to work with community leaders and customers to build upon the investments and infrastructure improvements that Birmingham made in the region to provide quality service to the customers and earn a fair return for our shareholders.”

The Ansonia-Derby operations of Birmingham were acquired by the South Central Connecticut Regional Water Authority of New Haven, Connecticut.

Connecticut Water has completed three acquisitions since the beginning of 2007. The acquisitions of Avery Heights, Hilldale Park Homeowner’s Association, and Birmingham’s Eastern Division water systems have increased the Company’s customer base by approximately 2,500 customers or more than 8,500 people. Following these acquisitions, The Connecticut Water Company now serves more than 85,000 customers, or a population of nearly 300,000 people, in more than 50 Connecticut towns.

News media contact:

Daniel J Meaney, APR,

Director of Corporate Communications

Connecticut Water Service, Inc.

93 West Main Street, Clinton, CT 06413-1600

(860) 669 8630 Ext. 3016

This news release may contain certain forward-looking statements regarding the Company’s results of operation and financial position. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties, which could cause the Company’s actual results to differ materially from expected results.

Regulated water companies, including The Connecticut Water Company, are subject to various federal and state regulatory agencies concerning water quality and environmental standards.  Generally, the water industry is materially dependent on the adequacy of approved rates to allow for a fair rate of return on the investment in utility plant.  The ability to maintain our operating costs at the lowest possible level, while providing good quality water service, is beneficial to customers and stockholders.  Profitability is also dependent on the timeliness of rate relief to be sought from, and granted by, the DPUC, when necessary, and numerous factors over which we have little or no control, such as the quantity of rainfall and temperature, customer demand and related conservation efforts, financing costs, energy rates, tax rates, and stock market trends which may affect the return earned on pension assets, and compliance with environmental and water quality regulations.  From time to time, the Company may acquire other regulated and/or unregulated water companies.  Profitability on these acquisitions is often dependant on the successful integration of these companies, including the recently completed acquisition of Birmingham’s Eastern Division and Birmingham H20 Services, Inc.  The profitability of our other revenue sources is subject to the amount of land we have available for sale and/or donation, the demand for the land, the continuation of the current state tax benefits relating to the donation of land for open space purposes, regulatory approval of land dispositions, the demand for telecommunications antenna site leases, and the successful extensions and expansion of our service contract work.  We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.